EXHIBIT 10.1

REAFFIRMATION AGREEMENT AND OMNIBUS AMENDMENT AGREEMENT

This Reaffirmation Agreement and Omnibus Amendment Agreement (this “Agreement”) is dated as of November 6, 2023 (the “Effective Date”) and entered into by ASTRA SPACE, INC., a Delaware corporation (“Company”), each of the Subsidiaries of the Company listed on the signature pages hereto (together with the Company and each other Subsidiary of the Company from time to time, collectively, the “Note Parties” and each a “Note Party”), each of the undersigned Holders of the Notes (constituting all of the Holders of the Notes as of the date of this Agreement) (the “Holders”) and GLAS AMERICAS LLC (“GLAS”), in its capacity as collateral agent for itself and the Holders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent” or the “Agent”).

WHEREAS, the Note Parties have previously entered into certain transaction documents including (a) (i) that certain Securities Purchase Agreement, dated as of August 4, 2023, by and among the Holders (as successors in interest to High Trail Investments ON LLC as the former Buyer and Holder, “High Trail”) and the Company (as the same has been amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Effective Time (as defined below), the “Original Purchase Agreement” and as the same is further amended, restated, amended and restated, supplemented or otherwise modified by this Agreement, the “Purchase Agreement”); (ii) each of the Senior Secured Notes due 2024 issued by the Company to the Holders (as successors in interest to High Trail) (as the same has been amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Effective Time, each an “Existing Note”); (iii) that certain Warrant to Purchase Common Stock dated August 4, 2023 issued by Company to the Holders (as successors in interest to High Trail) (as the same has been amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Effective Time, the “Existing Warrant”); (iv) that certain Security Agreement, dated August 4, 2023, entered into by the Company and each of the other Note Parties for the benefit of the Collateral Agent (as the successor in interest to High Trail) in its capacity as prior collateral agent (in such capacity, the “Prior Collateral Agent”) as secured party on behalf of the Holders of Notes (as the same has been amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Effective Time, the “Original Security Agreement” and as the same is further amended, restated, amended and restated, supplemented or otherwise modified by this Agreement, the “Security Agreement”); and (v) that certain Intellectual Property Security Agreement, dated August 4, 2023, entered into by the Company and each of the other Note Parties for the benefit of the Collateral Agent (as the successor in interest to High Trail) in its capacity as Secured Party on behalf of the Holders (as the same has been amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Effective Time, the “Original IP Security Agreement” and as the same is further amended, restated, amended and restated, supplemented or otherwise modified by this Agreement, the “IP Security Agreement” and together with the documents described in clauses (i), (ii), (iv) and (v) above and the other Transaction Documents (as defined in the Original Purchase Agreement), the “Existing Transaction Documents” and each, an “Existing Transaction Document”); and (b) in connection with the sale of the Existing Notes by High Trail (in such capacity, the “Prior Holder”) to the Holders, the sale of the Existing Warrant to JMCM Holdings LLC (“JMCM”) and the transfer of Prior Holder’s interests in the Existing Transaction Documents specified in the High Trail Purchase Agreement referred to below to the Holders and the transfer of all of Prior Collateral Agent’s interests in the Existing Transaction Documents to the Agent and in order to document certain technical amendments to the Existing Transaction Documents in order to facilitate such transactions (the “Sale and Purchase Transactions”), (w) the Prior Holder and the Holders entered into that certain Securities Purchase and Sale Agreement dated as of the date hereof (“High Trail Purchase Agreement”), High Trail in its capacities as Prior Holder and Prior Collateral Agent, the Holders, the Note Parties and the Agent entered into that certain Resignation and Assignment Agreement dated as of the date hereof (the “Agent Assignment and Resignation Agreement and (z) High Trail, in its capacities as Prior Holder and Prior Collateral Agent, has delivered or will deliver the Existing Notes, possessory collateral, assignment agreements, intellectual property assignment agreements, UCC-3 financing statements and other documents described in the Agent Assignment and Resignation Agreement prior to the Effective Time or as the context may require, within the time periods noted in Exhibit F hereto (clauses (w)-(z) collectively, the “Sale and Purchase Documents” and each, a “Sale and Purchase Document”) and are entering into this Agreement to effectuate such changes.

WHEREAS, each of the Note Parties acknowledges and agrees that, as of the Effective Time, the outstanding principal, accrued but unpaid interest, and outstanding fees and expenses with respect to each Existing Note are in the amounts set forth on Schedule 4.

WHEREAS, at the request of the Note Parties, the Holders are entering into this Agreement and the Sale and Purchase Transactions in order to document their agreement (i) to waive (A) certain existing and prospective Defaults and Events of Default set forth on Schedule 3 (the “Specified Defaults”) and (B) the requirement for the Company to comply with the minimum liquidity financial covenant set forth in Section 8(J)(i) of the Existing Notes during the period from the Effective Time until November 17, 2023 (or such later date as the Required Holders may agree in writing (including, for the avoidance of doubt, via e-mail) in their sole discretion) (the period from the Effective Date to and including such date as may be so extended by the Required Holders, the “Liquidity Period”) and (ii) to provide the Note Parties with certain other financing and covenant relief as more fully described herein in order to provide the Note Parties with additional capital and more time to reposition, recapitalize and raise additional financing for their business through various capital raising and cost cutting initiatives and strategic transactions (the “Strategic Plan”). In connection therewith:

(A) the Company has agreed to exchange (i) the Existing Notes and deliver to each of the Holders a replacement note substantially in a form agreed upon by the Holders reflecting such Holder’s portion of the Notes purchased by such Holder and other changes required in connection with this Agreement and as may be agreed with the Holders (each, a “Replacement Note” and, collectively, the “Replacement Notes”) and (ii) the Existing Warrant and deliver to JMCM as replacement warrant substantially in the same form of the Existing Warrant reflecting JMCM’s name thereon and such other changes as may be agreed with JMCM (“JMCM Warrants”);

(B) the Holders have agreed to appoint GLAS as Collateral Agent for the purposes of the Transaction Documents and the Company and Holders have agreed to make certain other amendments to the Security Agreement and certain other Existing Transaction Documents specified herein;

(C) the Note Parties have agreed to:

(i) issue one or more secured bridge notes substantially in the form attached as Exhibit G (the “Bridge Notes” and, together with the Existing Notes and the Replacement Notes, in each case, as the same may be amended, amended and restated, restated, supplemented or otherwise modified, exchanged or extended from time to time, the “Notes” and each, a “Note”) along with warrants substantially in the form attached as Exhibit H (the “Amendment Date Warrants”, and each, an “Amendment Date Warrant”) to the Holders, and the Holders have agreed to buy Bridge Notes and Amendment Date Warrants at the Effective Time on the terms and conditions set forth herein and therein, and in the amounts set forth therein,in order to provide the Note Parties with additional funding to the Note Parties on a short term bridge basis in order to pay certain transaction expenses associated with this Agreement, the Sale and Purchase Transactions and the implementation of the Strategic Plan;

(ii) amend and restate the existing Intercompany Subordinated Demand Promissory Note dated as of August 4, 2023 on the terms set forth in the Amended and Restated Master Intercompany Note substantially in the form attached as Exhibit I hereto (the “Master Intercompany Note”) and pledge and deliver the Master Intercompany Note and the related allonge to the Agent as collateral security for the Obligations;

(iii) enter into that certain Guaranty Agreement substantially in the form of Exhibit J (the “Guaranty Agreement”) for the benefit of the Agent and the Holders to guarantee the obligations under the Bridge Notes and the Transaction Documents (as defined below);

(iv) reaffirm the Liens, Indebtedness and continuing Obligations (as defined in the Security Agreement) under the Transaction Documents and confirm that the Obligations include obligations due and owing under the Notes and Guaranty Agreement along with all of the other Transaction Documents;

(v) to cooperate in providing due diligence and other information in order to facilitate a financing or other debt or equity financing transaction on substantially the same economic terms as those described in that certain term sheet entered into on October  19, 2023 (https://www.sec.gov/ix?doc=/Archives/edgar/data/1814329/000119312523260376/d504094d8k.htm) (the “October Term Sheet”); and

(vi) to meet other Strategic Plan milestones described on Exhibit D hereto (the “Performance Milestones” and each, a “Performance Milestone”)

(the foregoing transactions, the “Note Amendment and Strategic Transactions” and this Agreement together with other related documents effectuating the Note Amendment and Strategic Transactions described herein, collectively, the “Note Transaction Documents” and each a “Note Amendment Transaction Document” and the Existing Transaction Documents as amended hereby and thereby, together with Company Disclosure Letter (as defined below), collectively, the “Transaction Documents” and each, a “Transaction Document”).

WHEREAS, each of the Holders, the Agent and the Note Parties have agreed to amend, the other Existing Transaction Documents and enter the Transaction Documents as more specifically set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Defined Terms; Incorporation of Recitals.

1.1    Capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement or, if not defined therein, in the Notes or as the context may require, the Security Agreement.

1.2    The matters recited above are hereby incorporated into and made part of this Agreement as if fully set forth herein.

1.3    The definitions of terms herein and the other Transaction Documents: (i) shall apply equally to the singular and plural forms of the terms defined; (ii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;” (iii) the word “will” shall be construed to have the same meaning and effect as the word “shall;” and (iv) unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, extensions or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and any other Transaction Document and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2.    Appointment. Pursuant to the Agent Assignment and Resignation Agreement, the Holders appointed GLAS as successor Collateral Agent under the Security Agreement, each Note and the other Transaction Documents and the Company agreed, at the Company’s sole cost and expense, to execute and deliver all documents necessary or appropriate to evidence such appointment and take any and all such actions as the Holders or the Successor Agent may reasonably request to evidence the assignment of the Liens on the Collateral or to otherwise effectuate the intent and purposes of this Agreement and the Sale and Purchase Documents.

3.    Limited Waiver and Consent. The Company requested and the Holders have agreed to waive (i) the Specified Defaults and (ii) the requirement for the Company to comply with the minimum liquidity financial covenant set forth in Section 8(J)(i) of the Existing Notes until the last day of the Liquidity Period (the “Specified Waivers and Consents”). This limited waiver and consent shall be limited precisely as written and no other terms, covenants or provisions of the Notes, the Purchase Agreement or any other Transaction Document are intended to be waived, amended or otherwise effected hereby. The Specified Waivers and Consents shall relate solely to the Specified Defaults described above in the manner they exist on or prior to the date hereof and not to any other change in facts or circumstances occurring after the date hereof, or to any other Defaults or Events of Default now existing or occurring after the date hereof or any other violation of any provision of the Notes or any other Transaction Document, and shall not in any way or manner restrict the Agent or any Holder from exercising any rights or remedies they may have with respect to any other Default or Event of Default (including, for the avoidance of doubt, any Default or Event of Default existing as of the date hereof which is not one of the Specified Defaults as expressly enumerated above and conditioned in this Section 3) at any time in respect of the Notes or any other Transaction Document. Nothing in this Agreement shall be deemed to: (a) constitute a waiver of compliance by any Note Party with respect to any other term, provision or condition of the Notes or any other Transaction Document, or any other instrument or agreement referred to therein; or (b) create any course of dealing or otherwise impair or prejudice any right or remedy that the Agent or any other Holder may now have or may have in the future under or in connection with the Notes or any other Transaction Document, or any other instrument or agreement referred to therein, with respect to any matter other than those specifically and expressly waived and consented to in this Section 3.

4.    Amendments to Purchase Agreement, Notes, Security Agreement and other Transaction Documents. Effective as of the Effective Date and at the Effective Time and substantially concurrently with giving effect to the consummation of the Sale and Purchase Transactions and the issuance of the Bridge Notes:

4.1    Amendments to the Original Purchase Agreement:

(i)	The Original Purchase Agreement is hereby amended to delete Section 9(t) in its entirety.

(ii)

The parties hereto hereby agree that, upon the effectiveness of the amendments set forth in this Section 4, the Collateral Agent shall no longer be a party to and shall have no obligations under the Purchase Agreement, and that the Collateral Agent shall be an express third party beneficiary of the Purchase Agreement.

4.2    Amendments to the Original Security Agreement:

(i)	The Original Security Agreement is hereby amended in the manner set forth in Schedule 1 hereto.

(ii)

Each of the undersigned Note Parties in their capacity as “Grantors” under the Security Agreement hereby pledges, mortgages, assigns by way of security, charges, delivers, grants and transfers to the Collateral Agent, for the benefit of the Collateral Agent and the Holders, a first priority (subject to Permitted Liens) security interest in and continuing Lien on all of its right, title and interest in, to and under the Collateral listed on Exhibit B hereto. On and after the Effective Time references in the Security Agreement and in the other Transaction Document to the Schedules to the Security Agreement shall mean and be references to Security Agreement Schedules as supplemented by Exhibit B hereto.

(iii)

Each of the Holders hereby agrees that, upon the effectiveness of the amendments set forth in this Section 4, each Holder (and each of its assignees and transferees) shall be deemed to be a party to the Security Agreement as if it were directly a signatory thereto and agrees to all of the terms of the Security Agreement (including, without limitation, the rights, protections, immunities and indemnities of the Secured Party therein, including in Section 6.12 of the Security Agreement). In connection with any transfer of a Note, each Holder shall cause any Person to whom it transfers such Note to agree that such transferee shall be deemed to be a party to the Security Agreement as if it were directly a signatory thereto and agrees to all of the terms of the Security Agreement.

4.3    Each reference in the Purchase Agreement, each Note and the other Transaction Documents to: (i) “this Agreement”, “the Securities Purchase Agreement”, “the Purchase Agreement”, a “Security Agreement”, a “Intellectual Property Security Agreement” or words of like import shall mean and be references to the applicable Transaction Documents as amended hereby and/or, as the context may require, the applicable Transaction Document, in each case, as amended, restated, amended and restated, supplemented or otherwise modified or replaced by this Agreement and the other Note Amendment Transaction Documents entered into in connection herewith; (ii) “Secured Party”, “Collateral Agent” and “Agent” or other similar words shall mean and be references to GLAS as Collateral Agent; it being understood and agreed that the Collateral Agent shall be the same capacity as the “Secured Party” described in the Security Agreement; (iii) any “Note Document” or “Transaction Document” or words of like import shall refer to this Agreement, the Purchase Agreement or each Note, Security Document, Guarantee and/or Transaction Document, each as amended pursuant to this Agreement and the other Note Amendment Transaction Documents entered into in connection herewith (including without limitation, the Guaranty Agreement, each of the Bridge Notes, Amendment Date Warrants, the Master Intercompany Note and related allonge and the Agency Fee Letter (as defined below)), in each case, as amended, restated, amended and restated, supplemented or otherwise modified by this Agreement; (iv) “the Notes” and other words of like import shall mean and be references to the Existing Notes issued and outstanding under the Transactions Documents as replaced by the Replacement Notes, as well as, any Bridge Notes; provided however for purposes of the Purchase Agreement references to Notes shall not include any Bridge Notes (but references in the Purchase Agreement to Note Documents and Transaction Documents shall include and be references to Bridge Notes); (v) “Obligations” and other words of like import shall mean and be references to the Obligations of the Note Parties under the Notes, the Guaranty Agreement and other Transaction Documents as amended, restated, amended and restated, supplemented or otherwise modified by this Agreement; (vi) “the Warrants” and other words of like import shall mean and be references to the Amendment Date Warrants of the Company issued to the Holders (or their designees, successors and assigns) on and after the Effective Date; (vii) “Note Party”, the “Note Parties” or words of like import referring to the Company and its Subsidiaries shall mean and be a reference to the Company and each of its Subsidiaries and (viii) “Holders” and other words of like import shall mean and be references to each of the Holders and shall no longer mean and be references to the Prior Holders.

4.4    The notice details for High Trail (i) in its capacities as Agent, Secured Party and Collateral Agent in the Original Purchase Agreement and the other Transaction Documents shall be replaced in their entirety with the notice details for GLAS in its capacity as Collateral Agent as set forth on Exhibit E hereto and (ii) in its capacities as Buyer and Holder in the Original Purchase Agreement and the other Transaction Documents shall be replaced in their entirety with the notice details for the Holders set forth on Exhibit E hereto.

5.    No Novation. It is the intent of the parties hereto that the amendment and replacement of each Existing Note currently outstanding and the amendment of the terms of the existing Transaction Documents contemplated hereby constitutes neither a novation of the rights, obligations and liabilities of the respective parties (including the Obligations) existing under the Transaction Documents nor evidence of payment of all or any of such obligations and liabilities under any of the Transaction Documents and, except as expressly modified hereby, all such rights, obligations and liabilities shall continue and remain outstanding and in full force and effect.

6.    Effectiveness. The limited waiver and consent set forth in Section 3 hereof shall become effective as of the date hereof, and the amendments to the Transaction Documents set forth in Section 4 hereof shall become effective as of the Effective Date and at the Effective Time and

substantially concurrently with giving effect to the consummation of the Sale and Purchase Transactions and the issuance of the Bridge Notes, upon the satisfaction (or waiver) of each of the following conditions precedent (the time when all such conditions precedent have been waived or satisfied, the “Effective Time”):

6.1    The Agent and the Holders (or their respective counsel) shall have each received the following:

(i)	counterparts of this Agreement that, when taken together, bear the signatures of (a) the Note Parties, (b) the Holders and (c) the Agent;

(ii)	a duly executed copy of the High Trail Purchase Agreement and the Agent Assignment and Resignation Agreement and all attachments and schedules thereto; and

(iii)

duly executed originals, or where applicable copies or such other evidence in form and substance satisfactory to the Holders that each of the documents and certificates and other conditions precedent set forth in Exhibit C hereto shall have been duly executed, delivered, evidenced, waived and/or or otherwise satisfied.

6.2    No Note Party shall have become aware of (i) any Default, Event of Default under the Transaction Documents, (ii) any default or event of default or any similar event or circumstance under any material contract or material permit reasonably likely to give rise to a termination of such contract or material permit or (iii) any other material adverse new or inconsistent information or other matter which was not previously disclosed to the Holders. For purpose of this Section 6.2, “material contract” shall mean a contract required to be filed as an exhibit to a filing with the Securities Exchange Commission under 29 CFR §229.601.

6.3    The Holders shall have received evidence, in form and substance satisfactory to the Holders (in their sole discretion), that the Sale and Purchase Transactions substantially simultaneously or promptly upon the effectiveness of this Agreement and the Sale and Purchase Transactions (provided that the Sale and Purchase Documents (other than those contingent upon receipt of funds by the Holders) shall be effective, and the assignments contemplated thereby shall have been consummated, prior to or substantially contemporaneously with the effectiveness hereof).

Each Holder, by delivering its signature page to this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, this Agreement, the Purchase Agreement, the Security Agreement, each Note Amendment Transaction Document, each Transaction Document and each other document required hereunder or thereunder to be consented to, approved by or acceptable or satisfactory to such Holder, unless the Company and the Agent shall have received notice from such Holder prior to the Effective Time specifying its objection thereto.

7.    Fees and Expenses.

7.1    Amendment Date Warrants.

(i)

As of the Effective Time, the Company has agreed to issue, at a purchase price of $0.125 per Amendment Date Warrant: (a) 3,992,368 Amendment Date Warrants to the Holders (or their designees) on a pro rata basis as consideration for this Agreement and the Specified Waivers and Consents and other modifications to the Transaction Documents and the support provided to the Note Parties by the Holders agreeing to undertake the Sale and Purchase Transactions; and (b) 1,321,833 Amendment Date Warrants to the Holders (or their designees) for the ratable benefit of each Holder on a pro rata basis as consideration for the Bridge Notes. The specific Amendment Date Warrants allocated to each Holder are set forth in the Amendment Date Warrants.

7.2    Agency Fees. Within two (2) days after the Effective Time, the Company shall pay to the Agent for its own account the one-time acceptance fee in the amount separately invoiced in that certain Indicative Fee Proposal For Agency Services for the Company dated as of October 30, 2023 (the “Agency Fee Letter”). In addition, the Note Parties have agreed in the Agency Fee Letter to pay the Agent for its own account on an annual basis, a successor collateral agent fee in the amount described in the Agency Fee Letter (the “Annual Agency Fee”). The first such annual Agency Fee payment shall be fully due and earned at the Effective Time and payable within two (2) days thereafter and on each anniversary of the Effective Time thereafter.

7.3    Lawyers Fees and Other Expenses. In addition to the Agency Fee, the Borrower has agreed to pay all fees, charges, expenses and disbursements of the Agent and the Holders in connection with the preparation, execution and delivery of this Amendment and the Transaction Documents not later than the second (2nd) Business Day after the Effective Time (including, without limitation, the fees, charges, expenses and disbursement of Sidley Austin LLP and Cooley LLP as counsel to the Holders and Seward & Kissel LLP as counsel to the Agent (collectively, the “Lawyers Fees”) to the extent invoiced, plus, where applicable, such additional amounts of Lawyers Fees as shall constitute Agent’s or a Holder’s reasonable estimate of such Lawyers Fees incurred in connection therewith (provided that such estimate through the Effective Time and immediate post-closing work shall not thereafter preclude a final settling of accounts as among the Note Parties, the Agent, the Holders and/or any such other Persons, as applicable).

7.4    Fees Fully Earned. Unless otherwise provided in this Agreement, the Agency Fee Letter or in a separate writing by the Agent or, as applicable, the Holders, all fees described above shall be fully earned upon becoming due and payable in accordance with the terms hereof and the Agency Fee Letter and shall be nonrefundable for any reason whatsoever and shall be in addition to any other fees, costs and expenses payable pursuant to the Transaction Documents.

8.    Representations and Warranties; Ratification of Obligations; Reaffirmation of Transaction Documents.

8.1    Each of the Note Parties (a) represents and warrants that after giving effect to (x) the consents, amendments, amendments and restatements, supplements and modifications contained herein and in the other Transaction Documents to be entered into in connection herewith (including the Specified Waivers and Consents) and (y) the written information in the letter delivered to the Holders and the Agent concurrently with the Effective Time (the “Company

Disclosure Letter”) related to representations and warranties made under Section 3 of the Original Purchase Agreement and incorporating by reference additional disclosures with respect to matters described in schedules to the Original Purchase Agreement ((x) and (y) collectively, the “Effective Date Supplements”) (i) each of the representations and warranties set forth in the Original Purchase Agreement and in each other Transaction Document are true and correct in all material respects on and as of the Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties remain true and correct in all material respects as of such earlier date and, in the case of any of the foregoing, other than representations that are qualified by materiality, which are true and correct in all respects; (ii) except for the Specified Defaults, no Default or Event of Default has occurred and is continuing; and (iii) no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect and (b) hereby expressly (i) confirms its Obligations under each Transaction Document, in each case as amended, restated, supplemented or modified immediately after giving effect to this Agreement; (ii) confirms that its Obligations as amended, restated, supplemented or modified hereby under the Notes, the Purchase Agreement, the Security Agreement and the other Transaction Documents are entitled to the benefits of the pledges set forth in the Transaction Documents, in each case, as amended, restated, supplemented or modified immediately after giving effect to this Agreement (including as such grants have been amended, restated, supplemented or modified by this Agreement); and (iii) confirms that its Obligations under the Notes, the Purchase Agreement, the Security Agreement and the other Transaction Documents immediately after giving effect to this Agreement constitute Obligations.

8.2    Each of the Holders represents and warrants that after giving effect to the consents, amendments, amendments and restatements, supplements and modifications contained herein and in the other Transaction Documents to be entered into in connection herewith each of the representations and warranties set forth in Purchase Agreement and in each other Transaction Document are true and correct in all material respects on and as of the Effective Date, in the case of any of the foregoing, other than representations that are qualified by materiality, which are true and correct in all respects (it being understood that solely for the purposes of the representations and warranties in Section 2 of the Original Purchase Agreement, the Bridge Notes and the Amendment Date Warrants shall be deemed to be Subsequently Purchased Securities).

8.3    Each party, by its execution of this Agreement, hereby confirms that the Obligations shall remain in full force and effect (except as such Obligations have been expressly supplemented, amended, restated or modified hereby), and such Obligations shall continue to be entitled to the benefits of the grant of collateral security set forth in the Security Documents, as amended, restated, supplemented or modified hereby.

9.    Further Assurances; Additional Covenants and Post-Effective Time Obligations. Each of the undersigned Note Parties shall comply with each of the additional covenants set forth below and at the request of the Required Holders and at such Note Party’s own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

(a)

The Note Parties shall, and shall cause each of their Subsidiaries to, comply with each of the Performance Milestones described on Exhibit D within the time periods specified therefor on Exhibit D hereto (each such date as may be extended by the Required Holders in writing (including via email), a “Performance Due Date”). The Note Parties shall promptly notify the Holders if they do not expect to comply with any of the Performance Milestones and other requirements of Exhibit D by their respective Performance Due Dates and shall notify the Agent and the Holders not later than one (1) Business Day after the applicable Performance Due Date if the Note Parties, or as the context may require, any of their Subsidiaries, fail to fully comply with the Performance Milestones and reporting requirements described in Exhibit D then due.

(b)

The Note Parties shall deliver, or cause to be delivered, to the Collateral Agent, or otherwise complete to the Holders’ satisfaction each of the items set forth Exhibit F on or before the date specified on Exhibit F (each such date as may be extended by the Required Holders in writing (including via email)).

(c)

The Company shall use reasonable best efforts to, as promptly as practicable after the date hereof, and in any case no later than the earlier to occur of (i) one hundred eighty days (180 days) after the Initial Closing Date or (ii) the first annual meeting of stockholders to take place after the date hereof (the “Stockholder Meeting”) to cause to be presented to the Company’s stockholders for the approval at such meeting, and recommend the approval of the Requisite Stockholder Approval (as defined below). The Company will prepare and file with the SEC a proxy statement to be sent to the Company’s stockholders in connection with the Stockholder Meeting (the “Proxy Statement”). The Proxy Statement shall include the Company’s Board of Directors’ recommendation that the holders of shares of the Company’s Common Stock vote in favor of the Requisite Stockholder Approval. If the Requisite Stockholder Approval is not obtained at or prior to the Stockholder Meeting, the Company will hold a special meeting of the stockholders of the Company for the purposes of obtaining such Requisite Stockholder Approval no less often than every ninety (90) days following the date of the Stockholder Meeting until the Requisite Stockholder Approval is obtained, and the Company’s Board of Directors will recommend that the holders of shares of the Company’s Common Stock vote in favor of the Requisite Stockholder Approval at each such meeting. For purposes of this Agreement, “Requisite Stockholder Approval” means the stockholder approval contemplated by Nasdaq Listing Rule 5635(b) with respect to the issuance of shares of the Company’s Class A Common Stock pursuant to the Amendment Date Warrants in excess of the limitations imposed by such rule; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of the Nasdaq Capital Market, such stockholder approval is no longer required for the Company to issue shares of its Class A Common Stock pursuant to the Amendment Date Warrants.

Unless previously waived or consented to by the Required Holders, any failure to timely and fully comply with the matters set forth in (a) through (c) above shall be an immediate Event of Default for all purposes under the Notes and other Transaction Documents.

10.    Release. In consideration of the foregoing amendments, the Note Parties signatory hereto, and, to the extent the same is claimed by right of, through or under any Note Party, for its past, present and future successors in title, representatives, assignees, agents, officers, directors and shareholders, does hereby and shall be deemed to have forever remised, released and discharged each of the Agent and the Holders, and their respective Affiliates, and any of the respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any Agent, Holders or any of their Affiliates would be liable if such persons or entities were found to be liable to the Note Parties, or any one of them (collectively hereinafter the “Released Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing (each, a “Claim”) occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement or the other Note Documents, and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Each Note Party acknowledges that the laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Note Party acknowledges that such provisions are designed to protect a person from waiving Claims which such person does not know exist or may exist. As to each and every Claim released hereunder, each Note Party hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, agrees that it shall be deemed to waive the benefit of any such provision (including, without limitation, Section 1542 of the Civil Code of California and each other similar provision of applicable state or federal law (including the laws of the State of Delaware)), if any, pertaining to general releases after having been advised by their legal counsel with respect thereto. Each Note Party acknowledges and agrees that the forgoing waivers were bargained for separately.

11.    No Actions, Claims, Etc. Each Note Party acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages or liabilities of whatever kind or nature, in law or in equity, against any Prior Holder, Holder or the Agent, in any case, arising from any action or failure of any Prior Holder, Holder, the Agent or any other Released Party to act under this Agreement, any Existing Note, any other Existing Transaction Document, Note or any other Transaction Document on or prior to the date hereof, or of any offset right, counterclaim or defense of any kind against any of its respective obligations, indebtedness or liabilities to any Holder, Agent or any other Released Party under this Agreement or any other Transaction Document. Each Note Party unconditionally releases, waives and forever discharges on its own behalf and on behalf of each of its subsidiaries and Affiliates (i) any and all liabilities, obligations, duties, promises or indebtedness of any kind of any Released Party to such Note Party, except the obligations required to be performed by a Holder, the Agent or their Affiliates, agents or other Released Parties under the Transaction Documents on or after the date hereof, and (ii) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which such Note Party might otherwise have against any Released Party in connection with this Agreement or the other Transaction Documents or the transactions contemplated thereby, in the case of each of clauses (i) and (ii), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.

12.    Costs and Expenses; Relationship Among Parties; No Fiduciary Duty; Independent Due Diligence and Decision Making. The Note Parties shall promptly pay all invoiced fees, costs and expenses of the Holders and the Agent incurred in connection with this Agreement and in in connection with the preparation, execution and delivery, administration, interpretation and enforcement of this Agreement, the Purchase Agreement, the Notes and the other Transaction Documents and all other agreements, instruments and documents relating to this transaction, the consummation of the transactions contemplated by all such documents, the preservation of all rights of the Holders and the Agent and the negotiation, preparation, execution and delivery of any amendment, modification or supplement of or to, or any consent or waiver under, any such document (or any such instrument that is proposed but not executed and delivered). Notwithstanding anything contained in this Agreement, the Purchase Agreement, the Notes or other Transaction Documents to the contrary, neither the Agent nor any Holder has assumed, nor shall it be deemed to have assumed, any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any other secured party other than as expressly set forth herein or in any other Transaction Document. Each of the Note Parties acknowledges that before execution and delivery of this Agreement, no Agent nor any Holder has any obligation to negotiate with any Holder or Agent or any other person or entity concerning anything contained in this Agreement. Each Note Party agrees that the Agent and each Holder’s execution of this Agreement does not create any such obligation and that each such Person has made its own decisions regarding all operations and its incurrence and payment of all third-party debt and all other payments. Each Holder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Note Parties and their Subsidiaries. Notwithstanding anything herein to the contrary, (a) the duties and obligations of the parties under this Agreement shall be several, not joint; (b) no party shall have any responsibility by virtue of this Agreement for any trading by any other entity; (c) no prior history, pattern, or practice of sharing confidences among or between the parties shall in any way affect or negate this Agreement; (d) the parties hereto acknowledge that this agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company and the parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended; and (e) none of the parties shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, the Note Parties other creditors or stakeholders, including as a result of this Agreement or the transactions contemplated here.

13.    Reference to and Effect on the Transaction Documents. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver or novation of any Transaction Document or of any right, power or remedy of any Holder or the Agent under any Transaction Document, nor constitute a waiver or novation of any provision of any of the Transaction Documents. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver or novation of any Transaction Document or of any right, power or remedy of any Holder or the Agent under any Transaction Document, nor, except as expressly provided herein, constitute a waiver or novation of any provision of any of the Transaction Documents. The parties hereto hereby expressly acknowledge and agree that this Agreement is, and shall be deemed to constitute, a “Transaction Document” for all purposes of the Purchase Agreement, the Notes (including any Replacement Notes) and the other Transaction Documents.

14.    Incorporation of Terms. The provisions of Section 9(a) (Governing Law; Jurisdiction; Jury Trial.) through Section 9(c) (Headings; Gender; Interpretation.), Section 9(e) (Entire Agreement; Amendments.), Section 9(g) (Successors and Assigns) through Section 9(j) (Further Assurances) of the Note shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those sections to “this Agreement” are references to this Agreement.

15.    Notices. Any notice or request under this Agreement shall be given to each undersigned Note Party, Holder and Agent at such party’s address set forth below, or at such other address as such party may hereafter specify in a notice given in the manner required under Section 9(f) of the Note at the notice address of the parties set forth on Exhibit E.

16.    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company or the Holder, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

17.    Counterparts. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement, as applicable.

18.    Direction to Agent.

18.1    By executing this Agreement, acting hereunder and receiving documents hereunder, the Agent shall be entitled to the rights, benefits, protections, indemnities and immunities afforded to it under the Security Agreement and the other Transaction Documents. By their signatures hereto, each of the Holders (constituting all Holders of Notes) (x) confirm that they have received each of the documents required hereunder and the conditions to the effectiveness of this Agreement have been satisfied or waived, (y) hereby direct the Agent to execute and deliver this Agreement and the other Transaction Documents to which it is a party and (z) acknowledge and agree that (A) the direction in clause (y) of this Section 18 constitutes a direction from the Holders under the provisions of Section 6.12 of the Security Agreement and (B) Section 6.12 of the Security Agreement shall apply to any and all actions taken by the Agent in accordance with such direction.

18.2    Each Holder of Notes, by its acceptance thereof, hereby (i) consents and agrees to the terms of the Security Documents and Transaction Document (including, without limitation, the provisions providing for foreclosure and release of Collateral and authorizing the Agent to enter into any Security Documents and Note Amendment Transaction Documents on such Holder’s and Agent’s behalf), in each case, as the same may be in effect or may be amended or otherwise modified from time to time in accordance with their terms and this Agreement, the Purchase Agreement and the Notes, (ii) authorizes and appoints the Agent, and authorizes and directs the Agent to enter into the Security Documents and the Note Amendment Transaction Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Agent shall be entitled to all rights, privileges, immunities and protections of the Agent set forth in in this Agreement and the Transaction Documents, including but not limited to the right to be compensated, reimbursed and indemnified under Section 6.12 of the Security Agreement, in the acceptance, execution, delivery and performance of its role as Agent hereunder and under the Transaction Documents as though fully set forth therein.

19.    Pari Passu Treatment of Notes; Control by Required Holders. Each Holder of Notes, by its acceptance thereof, consents and agrees to the following terms (which are deemed incorporated into the Security Agreement mutatis mutandis):

19.1    The Notes shall be pari passu in right of payment with respect to each other.

19.2    All payments to each Holder of a Note shall be made pro rata among the Holders based upon the aggregate unpaid principal amount of the Notes outstanding immediately prior to any such payment.

19.3    No Note Party shall make, and no Holder shall accept, any payment except as shall be shared ratably between the Holders so as to maintain as near as possible the amount of the debt owing under the Notes pro rata according to the Holders’ respective proportionate interests in the amount of debt owed as of the date immediately prior to such payment or payments.

19.4    If any Holder obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) of principal, interest or other amount with respect to the Notes in excess of such Holder’s pro rata share of such payments obtained by all Holders, then the Holder receiving such payment in excess of its pro rata share shall distribute to each of the other Holders an amount sufficient to cause all Holders to receive their respective pro rata shares of any payment of principal, interest or other amount with respect to the Notes.

19.5    No one or more of such Holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Agreement or any other Transaction Document to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Agreement or the Transaction Document, except in the manner therein provided and for the equal and ratable benefit of all such Holders.

19.6    The Required Holders (which, for the avoidance of doubt, shall be determined pursuant to Section 6.12(k) of the Security Agreement) may direct the time, method and place of conducting any proceeding for any remedy available to the Collateral Agent or of exercising any trust or power conferred on the Collateral Agent with respect to the Notes and other Transaction Documents.

19.7    No Holder of any Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to this Agreement or the Notes or the other Transaction Documents directly against the Company or any other Note Party (without the Agent), or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless: (1) such Holder has previously given written notice to the Agent of a continuing Event of Default with respect to the Notes; (2) the Holders of not less than twenty-five percent (25%) in aggregate principal amount of the outstanding Notes shall have made written request to the Agent to institute proceedings in respect of such Event of Default in its own name as Collateral Agent thereunder; (3) for sixty (60) days after the Agent’s receipt of such notice has failed to institute any such proceeding; and (4) no direction inconsistent with such written request has been given to the Agent during such sixty (60) day period by the Required Holders (which, for the avoidance of doubt, shall be determined pursuant to Section 6.12(k) of the Security Agreement).

19.8    Notwithstanding any other provision of this Agreement or the other Transaction Document, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of principal, premium, if any, interest and any other fees, premiums or other amounts, if any, on such Note and to institute suit for the enforcement of any such payment, and such rights shall not be impaired or affected without the consent of such Holder.

[Remainder of the page left intentionally blank. Signature pages to follow.]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and made effective as of the date first written above:

AGENT:

GLAS AMERICAS LLC, in its capacity as Collateral Agent

By:	/s/ Geoffrey Lewis
Name:	Geoffrey Lewis
Title:	Vice President Transaction Manger

[Signature Page to Reaffirmation Agreement and Omnibus Amendment Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and made effective as of the date first written above:

HOLDERS:

JMCM HOLDINGS LLC

By:	/s/ Baldo Fodera
Name:	Baldo Fodera
Title:	Manager

SHERPAVENTURES FUND II, LP
By: SherpaVentures Fund II GP, LLC, Its General Partner

By:	/s/ Brian Yee
Name:	Brian Yee
Title:	Partners

[Signature Page to Reaffirmation Agreement and Omnibus Amendment Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and made effective as of the date first written above:

NOTE PARTIES:

ASTRA SPACE, INC.

By:	/s/ Axel Martinez
Name:	Axel Martinez
Title:	Chief Financial Officer

By:	/s/ Martin Attiq
Name:	Martin Attiq
Title:	Chief Business Officer

ASTRA SPACE OPERATIONS, LLC

By:	/s/ Axel Martinez
Name:	Axel Martinez
Title:	Chief Financial Officer

APOLLO FUSION, LLC

By:	/s/ Axel Martinez
Name:	Axel Martinez
Title:	Chief Financial Officer

INDIGO SPACE, LLC

By:	/s/ Axel Martinez
Name:	Axel Martinez
Title:	Chief Financial Officer

[Signature Page to Reaffirmation Agreement and Omnibus Amendment Agreement]

ASTRA SPACE PLATFORM HOLDINGS LLC

By:	/s/ Axel Martinez
Name:	Axel Martinez
Title:	Chief Financial Officer

ASTRA SPACE PLATFORM SERVICES LLC

By:	/s/ Axel Martinez
Name:	Axel Martinez
Title:	Chief Financial Officer

ASTRA EARTH OPERATIONS LLC

By:	/s/ Axel Martinez
Name:	Axel Martinez
Title:	Chief Financial Officer

ASTRA SPACECRAFT ENGINES, INC.

By:	/s/ Axel Martinez
Name:	Axel Martinez
Title:	Chief Financial Officer

ASTRA SPACE TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Axel Martinez
Name:	Axel Martinez
Title:	Chief Financial Officer

Schedule 3

Specified Defaults

The Company previously notified the Agent and the Holders of the following Specified Defaults:

Sections 8(J)(i), 8(J)(iii), 10(A)(iv), 10(A)(v) and Section 10(A)(viii) of the Existing Notes

Section 8(J)(i) of the Existing Notes requires that the Company maintain at least fifteen million dollars ($15,000,000) of unrestricted, unencumbered Cash and Cash Equivalents in deposit accounts subject to Control Agreements at all times (the “Minimum Liquidity Requirement”). As of October 30, 2023, the Company could no longer comply with the Minimum Liquidity Requirement at all times and as a result thereof, Event of Defaults occurred under Section 10(A)(viii) of the Existing Notes as a result of the Company’s failure to comply with Section 8(J)(i) of the Existing Notes and to deliver the Compliance Certificate as and when required by Section 8(J)(iii) of the Existing Notes.

Sections 8(Y), Section 10(A)(v) and 10(A)(viii) of the Existing Notes

Section 8(Y) of the Existing Notes requires the Company to comply with the minimum bid price requirement contained in Nasdaq Rule 5450(a)(1). The Company no longer complies with such requirement and as a result, the Company has requested that the Agent and the Holders waive both the Default, as well as, any Event of Default that has or would have arisen under Section 10(A)(viii) of the Existing Notes as a result thereof.